                                                                      EXHIBIT 99

ATC Technology Corporation Affirms	NEWS RELEASE
Long-Term Customer Relationship with	For Immediate Release
Honda	For more information,
Mary Ryan
630.663.8283
maryan@corpatc.com

DOWNERS GROVE, Illinois, Tuesday, July 1, 2008---ATC Technology Corporation (ATC) (NASDAQ:ATAC), today announced that its long-time customer, Honda has advised the Company of its decision to evenly split future requirements for remanufactured transmissions between ATC and another long-term supplier, effective as of the fourth quarter.

In commenting on Honda’s decision, Don Johnson, Chairman and CEO said, “We have been working with Honda over the past several months to determine the extent of our participation in Honda’s sourcing of remanufactured transmissions.  This sourcing allocation decision, which is effective October 1, 2008, is important to the Company as we will participate equally in the remanufacturing of past, current and future transmission models.  Additionally, in the past year, Honda has awarded us other programs unrelated to transmission remanufacturing, such as the remanufacturing of half-shafts and logistics services related to core qualification and processing for other remanufactured products.  While individually these other programs are modest in scope, they are important to our customer and we are pleased that we have been selected to provide these services to Honda.  Although these decisions collectively will not materially impact our financial guidance for 2008, they are further evidence of the value we bring to our relationship with Honda.  We expect approximately $50 million in 2008 revenue with Honda.”

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy duty vehicle service parts markets.

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Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission.  We disclaim any intention or obligation to update the forward-looking statements contained in this news release.